Exhibit 33.1
MANAGEMENT’S ASSERTION ON
COMPLIANCE WITH REGULATION AB CRITERIA
     Triad Financial Corporation (the “Asserting Party”) is responsible for assessing compliance as of December 31, 2007 and for the period from January 1, 2007 through December 31, 2007 (the “Reporting Period”) with the servicing criteria set forth in Title 17, Section 229.1122(d) of the Code of Federal Regulations (the “CFR”), except for the criteria set forth in Appendix A, which the Asserting Party has concluded are either not applicable to the servicing of the asset-backed securitization transactions serviced by the Asserting Party (the “Applicable Servicing Criteria”) which are listed in Appendix B (the transactions from which publicly issued asset backed securities were issued on or after January 1, 2006, (the “Platform”)), or are not the responsibility of the Asserting Party.
     The Asserting Party has engaged certain vendors (the “Vendors”), which are not servicers as defined in Item 1101(j) of Regulation AB, to perform specific, limited or scripted activities, and the Asserting Party elects to take responsibility for assessing compliance with the servicing criteria or portion of the servicing criteria applicable to such Vendors’ activities as set forth in Appendix A hereto.
     The Asserting Party has assessed its compliance with the Applicable Servicing Criteria for the Reporting Period and has identified instances of material noncompliance with the servicing criteria set forth in Section 229.1122(d)(2)(vii) and Section 229.1122(d)(3)(i) of the CFR. During the Reporting Period, certain cash clearing bank accounts included a reconciling item that was outstanding for more than ninety days after its original date of identification and certain investor reports were presented with inaccurate amounts, although these inaccuracies did not impact the monthly distributions to investors. The Asserting Party has furthermore concluded that, with the exception of the aforementioned instances of noncompliance, the Asserting Party has complied, in all material respects, with the Applicable Servicing Criteria for the Platform.
     The Asserting Party has not identified and is not aware of any material instance of noncompliance by the Vendors with the applicable servicing criteria as of December 31, 2007 and for the Reporting Period with respect to the Platform. The Asserting Party has not identified any material deficiency in its policies and procedures to monitor the compliance by the Vendors with the applicable servicing criteria as of December 31, 2007 and for the Reporting Period with respect to the Platform.

     PricewaterhouseCoopers, LLP, an independent registered public accounting firm, has issued an attestation report with respect to management’s assertion of compliance with the Applicable Servicing Criteria for the Reporting Period as set forth in this assertion.
Date: March 31, 2008

Triad Financial Corporation

/s/ Mike L. Wilhelms

Mike L. Wilhelms
Senior Vice President and CFO

APPENDIX A
The following servicing criteria of Section 229.1122(d) of the CFR are not applicable to the Platform:
229.1122(d)(2)(iii)
229.1122(d)(2)(vi)
229.1122(d)(3)(i)(d)
229.1122(d)(4)(ix) — (xiii)
The following servicing criteria of Section 229.1122(d) of the CFR are performed by Citibank, N.A. in its capacity as Indenture Trustee for which the Company is not the responsible party and are therefore excluded from the Asserting Party’s assertion:
229.1122(d)(2)(ii)
229.1122(d)(2)(iv)
229.1122(d)(3)(ii) (Solely with respect to remittances)
229.1122(d)(3)(iii)
229.1122(d)(3)(iv)
The following servicing criteria of Section 229.1122(d) of the CFR are applicable to the Platform and are performed by Vendors for which the Asserting Party is the responsible party:
229.1122(d)(2)(i)
229.1122(d)(4)(i)

APPENDIX B
INDIVIDUAL TRUSTS RELATED TO PROGRAM
The Asserting Party has assessed its compliance with the Applicable Servicing Criteria for the following trusts:
Triad Automobile Receivables Trust 2006-A
Triad Automobile Receivables Trust 2006-B
Triad Automobile Receivables Trust 2006-C
Triad Automobile Receivables Trust 2007-A
Triad Automobile Receivables Trust 2007-B